Exhibit 4.1

AMENDED AND RESTATED QUALIFICATION

AND REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Qualification and Registration Rights Agreement (the “Agreement”) is made as of March 19, 2013,

BETWEEN:

Aquinox Pharmaceuticals (USA) Inc., a corporation incorporated under the laws of Delaware (the “Company”)

- and -

Each of the Persons Listed on Schedule A (the “Investors”)

RECITALS:

WHEREAS, the Company and certain of the Investors are parties to that certain Amended and Restated Qualification and Registration Rights Agreement made as of March 31, 2010 (the “Prior Agreement”);

WHEREAS, in connection with the execution and delivery of that certain Stock Subscription Agreement dated as of March 19, 2013 by and among the Company, the Canadian Company (as defined below) and certain of the Investors (the “Subscription Agreement”), the Company shall issue and sell shares of Series C Preferred Stock (as defined below) to certain of the Investors and the Canadian Company shall issue and sell Class C Exchangeable Shares (as defined below) to certain of the Investors;

WHEREAS, it is a condition precedent to the transactions contemplated by the Subscription Agreement that the Prior Agreement be amended and restated as provided herein;

WHEREAS, Section 12.2(a) of the Prior Agreement provides that any modification or amendment of the Prior Agreement may be made if the Company agrees to such modification or amendment and the Company obtains the consent in writing of Holders (as defined in the Prior Agreement) holding or having the right to acquire in the aggregate at least 65% of the Registrable Securities (as defined in the Prior Agreement);

WHEREAS, the undersigned Investors hold or have the right to acquire in the aggregate at least 65% of the Registrable Securities (as defined in the Prior Agreement);

THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follow:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 Definitions

In this Agreement, the following words and terms have the meanings set out below:

“1933 Act” means the United States Securities Act of 1933, as amended;

“1934 Act” means the United States Securities Exchange Act of 1934, as amended;

“Affiliate” has the meaning given to it in the 1933 Act;

“Business Day” means any day except a Saturday or Sunday, on which the Royal Bank of Canada in Vancouver, British Columbia and the Bank of America in Seattle, Washington are both open for commercial banking business during normal banking hours;

“Canadian Company” means Aquinox Pharmaceuticals Inc., a corporation incorporated under the laws of the Canada;

“Canadian Demand Qualification” means the qualification of Registrable Securities by the Company pursuant to Section 2.3;

“Canadian IPO” means the filing by the Company of a final prospectus, including a non-offering prospectus, with the securities regulatory authority in any jurisdiction in Canada;

“Canadian Piggy-Back Qualification” means the filing of a prospectus by the Company pursuant to Section 2.1 or the qualification of Registrable Securities by the Company pursuant to Section 2.4;

“Canadian Securities Laws” means all applicable securities laws, the respective regulations, rules and orders made thereunder, and all applicable policies and notices issued by the securities regulatory authorities in the Qualifying Jurisdictions;

“Class A Exchangeable Shares” means the Series A-1 exchangeable preferred shares and the Series A-2 exchangeable preferred shares in the capital of the Canadian Company;

“Class B Exchangeable Shares” means the Series B-1 exchangeable preferred shares and the Series B-2 exchangeable preferred shares in the capital of the Canadian Company;

“Class C Exchangeable Shares” means the Series C exchangeable preferred shares in the capital of the Canadian Company;

“Common Exchangeable Shares” means the common exchangeable shares in the capital of the Canadian Company;

“Common Shares” means the shares of common stock in the capital of the Company;

“Control Block Holder” means any Holder if the sale of such Holder’s Registrable Securities would be a control distribution under NI 45-102;

“Exchangeable Shares” means the Class A Exchangeable Shares, the Class B Exchangeable Shares and the Class C Exchangeable Shares;

“Form S-1”, “Form S-3” and “Form S-4” mean such respective forms under the 1933 Act or any successor registration forms to such forms under the 1933 Act subsequently adopted by the SEC;

“Holder” means any of the Investors, any purchaser or permitted transferee of Preferred Shares and/or of Exchangeable Shares who agrees to become party to and bound by the provisions of this Agreement by executing the form of counterpart attached hereto as Schedule B or any assignee to whom Registrable Securities (or securities or rights convertible into Registrable Securities or exchangeable for securities or rights convertible into Registrable Securities) are transferred in accordance with Section 10.1, for so long as they continue to hold Registrable Securities (or securities or rights convertible into Registrable Securities or exchangeable for securities or rights convertible into Registrable Securities);

“Holder Approval” means the written approval of the Holders of Registrable Securities holding not less than 60% of the Registrable Securities (calculated for this purpose as if all securities convertible into or exchangeable for Common Shares, directly or indirectly, are so converted or exchanged); provided, however, if at the time the approval is sought one shareholder (or a group of non-arm’s length shareholders) holds at least 60% of the Registrable Securities, then the approval must include at least two Holders of Registrable Securities who are arm’s length to each other;

“Initiating Holders” means:

a)	with respect to the exercise of any U.S. registration right under this Agreement, Holders holding at least 51% of the aggregate of (i) the outstanding Series A Preferred Stock (including Common Shares issued on conversion of the Series A Preferred Stock); (ii) the outstanding Class A Exchangeable Shares; (iii) the outstanding Series B Preferred Stock (including Common Shares issued on conversion of the Series B Preferred Stock); (iv) the outstanding Class B Exchangeable Shares; (v) the outstanding Series C Preferred Stock (including Common Shares issued on conversion of the Series C Preferred Stock); and (vi) the outstanding Class C Exchangeable Shares; and

b)	with respect to the exercise of any Canadian qualification right under this Agreement, the Control Block Holder(s) requesting qualification;

“IPO” means a U.S. IPO or a Canadian IPO;

“MRRS Receipt” means in relation to any final prospectus, a receipt for such prospectus issued by the securities regulatory authority or regulator in any province or territory of Canada:

(a) that is deemed to be issued if a receipt is issued for such prospectus by a securities regulatory authority or regulator of another province or territory; or

(b) which is evidenced by a receipt for such prospectus issued by a securities regulatory authority or regulator of another province or territory;

which evidences or represents, or has the same legal effect as, or is deemed to be, a receipt issued by the securities regulatory authority or regulator in the province or territory, pursuant to a passport system or mutual reliance review system contemplated by a memorandum of understanding among the governments of various provinces or provinces and territories or a rule, regulation, instrument or policy statement of, or adopted by, the province or territory;

“NI 45-102” means National Instrument 45-102 – Resale of Securities, of the Canadian Securities Administrators, as adopted in British Columbia;

“Preferred Shares” means the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (including any Preferred Shares issuable upon the exchange of the Exchangeable Shares);

“prospectus” includes a preliminary prospectus, final prospectus and any amendments thereto, as the context requires;

“Qualified IPO” has the meaning given to it in the Company’s Sixth Amended & Restated Certificate of Incorporation, as amended from time to time;

“Qualifying Jurisdictions” means British Columbia, Alberta and Ontario;

“Receipt Date” means the date on which a final receipt (or an MRRS Receipt decision document or an equivalent document) has been issued or deemed to have been issued in respect of a prospectus in each of the Qualifying Jurisdictions;

“Recognized Stock Exchange” means The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market, the American Stock Exchange or the New York Stock Exchange, and such other securities exchange as may be approved by the Board of Directors of the Company;

“register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act which is declared effective in accordance with the provisions of the 1933 Act;

“Registrable Securities” means:

(i)	any Common Shares issued or issuable upon conversion of the Preferred Shares or as a dividend or other distribution with respect to, in exchange for or in replacement of the Preferred Shares;

(ii)	any Common Shares issued or issuable upon the exchange of Common Exchangeable Shares which were themselves obtained upon conversion of Exchangeable Shares; and

(iii)	any Common Shares issued in connection with a stock dividend, stock split, recapitalization, conversion or other similar distribution with respect to, in exchange for, or in replacement of any of the Common Shares that are Registrable Securities pursuant to (i) or (ii) above;

but excludes:

(A)	any Common Shares sold by a Person in a transaction in which its rights under this Agreement are not assigned;

(B)	other than for purposes of a Canadian Demand Qualification or a Canadian Piggy-Back Qualification, (I) Common Shares registered pursuant to an effective registration statement and disposed of in accordance with the registration statement covering them or (II) Common Shares that have been publicly sold pursuant to Rule 144 of the 1933 Act; and

(C)	other than for purposes of a U.S. Demand Registration or a U.S. Piggy-Back Registration, Common Shares held by Holders who have the right (subject to any contractual commitments to the contrary) to freely sell such Common Shares without a prospectus or resort to a prospectus exemption under applicable Canadian Securities Laws and without registration under the 1933 Act;

“Related Group” means, in relation to a Holder that is not an individual, the Holder’s general or limited partners, members, retired members, any subsidiaries, Affiliates or successor funds of, or any entity or fund managed by or under common control or management with, the Holder or managed by an Affiliate of the manager of the Holder, any Affiliate of the general partner or manager of the Holder and, in the case of a trust, any beneficiary of the trust;

“SEC” means the United States Securities and Exchange Commission;

“Series A Preferred Stock” means the Series A-1 Preferred Stock and Series A-2 Preferred Stock in the capital of the Company;

“Series B Preferred Stock” means the Series B-1 Preferred Stock and Series B-2 Preferred Stock in the capital of the Company;

“Series C Preferred Stock” means the Series C Preferred Stock in the capital of the Company;

“Special Registration Statement” means a registration statement relating to any employee benefit plan or with respect to any corporate reorganization or other transaction under Rule 145 of the 1933 Act or other transaction registered in Form S-4 (or substantially similar form under the 1933 Act);

“Underwriter Cutback” means the right of the underwriters to exclude Registrable Securities in an underwritten offering pursuant to Section 7.4;

“U.S. IPO” means the Company’s first public offering of Common Shares pursuant to a registration statement on Form S-1, or filed with the SEC;

“U.S. Long-Form Demand Registration” means the registration of Registrable Securities by the Company pursuant to Section 3.1;

“U.S. Piggy-Back Registration” means the registration of Registrable Securities by the Company pursuant to Section 3.3; and

“U.S. Short-Form Demand Registration” means the registration of Registrable Securities by the Company pursuant to Section 3.2.

1.2 Certain Rules of Interpretation

In this Agreement:

(a)	Consent – Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit then, unless otherwise specified, the party whose consent or approval is required is conclusively deemed to have withheld its approval or consent.

(b)	Governing Law; Venue – This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, provided, however, that to the extent the application of such laws would be inconsistent with or result in a violation of any applicable provisions of the 1933 Act or the 1934 Act, this Agreement shall be construed and enforced in accordance with such provisions of the 1933 Act or 1934 Act, as applicable. Any action, suit or proceeding arising out of or relating to this Agreement shall be brought in the Courts of the Province of British Columbia, and each of the parties hereby irrevocably submits to the jurisdiction of such courts.

(c)	Headings – Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(d)	Including – Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(e)	Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(f)	Severability – If, in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision is, as to such jurisdiction, ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other parties or circumstances.

(g)	Statutory References – A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation that amends, supplements or supersedes any such statute or any such regulation.

(h)	Time – Time is of the essence in the performance of the parties’ respective obligations.

(i)	Time Periods – Unless otherwise specified, time periods within or following which any act is to be done are calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day if the last day of the period is not a Business Day.

(j)	No Strict Construction – The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

1.3 Entire Agreement

This Agreement, the Subscription Agreement and the documents contemplated in the Subscription Agreement constitute the entire understanding of the parties with respect to the subject matter of this Agreement and thereof and supersede any and all prior understandings and agreements, whether written or oral, with respect to such subject matter.

1.4 Schedules

Schedules A and B are an integral part of this Agreement.

ARTICLE 2

CANADIAN QUALIFICATION RIGHTS

2.1 Canadian Piggy-Back Qualification upon an IPO

The Company will not complete an IPO unless the Company obtains a receipt or MRRS Receipt for a final prospectus (which may, at the Company’s option, be the same prospectus pursuant to which a Qualified IPO is effected in Canada) filed in the Qualifying Jurisdictions that qualifies the distribution of all of the Registrable Securities issuable upon conversion of the Preferred Shares or exchange of the Common Exchangeable Shares at the time of the IPO. In preparing for and completing an IPO, the Company will keep each Holder whose Registrable Securities are being qualified reasonably advised of the status of such qualification.

2.2 Canadian Piggy-Back Qualification Notice

If the Company intends to complete an IPO, the Company will, at least 25 Business Days prior to filing a preliminary prospectus or a registration statement in respect of such IPO, give each Holder written notice of such proposed filing.

2.3 Canadian Demand Qualification

Subject to the limits set out in Section 3.4 and Article 4, if at any time after 180 days after the closing of an IPO (including a Qualified IPO), the Company receives a written request from a Control Block Holder that such Control Block Holder wishes to require the Company to file a prospectus in the Qualifying Jurisdictions, then the Company will, within 10 Business Days following receipt of the request, give written notice of the request to all other Control Block Holders. Each Control Block Holder that wishes to require the Company to file a prospectus in the Qualifying Jurisdictions and to include in any such prospectus all or part of its Registrable Securities must send a written notice to the Company within 15 Business Days after receipt of the Company’s notice, stating the number and intended manner of disposition of the Registrable Securities to be included in the prospectus. Following this 15 Business Day period, the Company will, subject to the Underwriter Cutback, as soon as practicable and in any event within 90 days following the end of such 15 Business Day period, prepare and file in the Qualifying Jurisdictions a prospectus in order to qualify the distribution of all of the Registrable Securities of the Control Block Holders specified in their respective requests and will use its reasonable best efforts to receive a final receipt or an MRRS Receipt or equivalent document in respect of such prospectus.

2.4 Additional Canadian Piggy-Back Qualification

If the Company proposes to file a preliminary prospectus under any Canadian Securities Laws in connection with the sale of any of its Common Shares or other equity securities (or securities convertible into equity securities) in connection with the public offering of such securities solely for cash (including the public sale of securities held by shareholders other than the Holders, but not including a sale of securities effected pursuant to a Canadian Demand Qualification), the Company will, at all such times, promptly give each Control Block Holder written notice of such filing. Upon the written request of any Control Block Holder, given within 20 Business Days after such Control Block Holder’s receipt of such notice, the Company will, subject to the Underwriter Cutback, use its reasonable best efforts to cause to be included in and sold pursuant to the prospectus all of the Registrable Securities which each such Control Block Holder has requested be included in the filing.

ARTICLE 3

U.S. REGISTRATION RIGHTS

3.1 U.S. Long-Form Demand Registration

Subject to the limits set out in Article 4, if, at any time after the earlier of (i) three years after the date of this Agreement; and the date that is 180 days after the closing of an IPO (including a Qualified IPO), the Company receives a written request from Initiating Holders requesting registration of greater than 20 percent of the Registrable Securities, which would result in gross proceeds to Holders of at least U.S.$7,500,000, then the Company will, within 15 Business Days following receipt of the request, give written notice of the request to all Holders and will afford each Holder an opportunity to include in such registration statement all or any part of the Registrable Securities issuable to Holders. Each Holder other than Initiating Holders that wishes to include in any such registration statement all or part of such Registrable Securities must send a written notice to the Company within 15 Business Days after receipt of the Company’s notice, stating the number and intended manner of disposition of the Registrable Securities to be included in the registration statement. Following this 15 Business Day period, the Company will, subject to the provisions of Article 4 and the Underwriter Cutback, use its reasonable best efforts to effect such a registration as soon as practicable and, in any event, file within 90 days of the end of such 15 Business Day period a registration statement under the 1933 Act covering all the Registrable Securities that the Initiating Holders and the other Holders, if any, specified in their respective requests and to use its reasonable best efforts to have such registration statement become effective.

Subject to the limits set out in Article 4, if, on the 180th day after the closing of the Company’s first IPO, any Holders of Registrable Securities that were issued to such Holders upon conversion or exchange of Exchangeable Shares are unable to resell such Registrable Securities pursuant to Rule 144 under the 1933 Act due to the failure of such Holders to satisfy the hold period requirements of Rule 144(d) (such Registrable Securities being referred to in this paragraph as the “Ineligible Securities”, and the Holders of such Ineligible Securities being referred to in this paragraph as the “Ineligible Holders”), then, if, at any time after the date that is 180 days after the closing of the Company’s first IPO and prior to the date that is 210 days after the closing of the Company’s first IPO, the Company receives a written request from Ineligible Holders holding at least sixty percent (60%) of the aggregate Ineligible Securities requesting registration of greater than one-third of the aggregate Ineligible Securities, then the Company will, within 15 Business Days following receipt of the request, give written notice of the request to all Holders and will afford each Holder an opportunity to include in such registration statement all or any part of the Registrable Securities issuable to Holders upon the exchange or conversion of Preferred Shares held by them. Each Holder other than initiating Ineligible Holders that wishes to include in any such registration statement all or part of such Registrable Securities must send a written notice to the Company within 15 Business Days after receipt of the Company’s notice, stating the number and intended manner of disposition of the Registrable Securities to be included in the registration statement. Following this 15 Business Day period, the Company will, subject to the provisions of Article 4 and the Underwriter Cutback, use its reasonable best efforts to effect such a registration as soon as practicable and, in any event, file within 90 days of the end of such 15 Business Day period a registration statement under the 1933 Act covering all the Registrable Securities that the initiating Ineligible Holders and the other Holders, if any, specified in their respective requests and to use its reasonable best efforts to have such registration statement become effective. If the Company effects a U.S. Long-Form Demand

Registration pursuant to this paragraph and the registration statement does not register any securities other than Ineligible Securities, then such registration shall not count toward the limit of two U.S. Long-Form Demand Registrations as set forth in Section 4.1(b) of this Agreement.

3.2 U.S. Short-Form Demand Registration

Subject to the limits set out in Article 4, if, at any time after the date that is 180 days after the closing of an IPO (including a Qualified IPO), the Company receives a written request from one or more Holders who hold, collectively, Preferred Shares and/or Exchangeable Shares which were issued for aggregate subscription proceeds of at least U.S.$500,000 (or who hold Common Shares issued on the conversion of such Preferred Shares or Common Exchangeable Shares issued on the conversion of such Exchangeable Shares) that the Company file a registration statement on Form S-3 and the Company qualifies for the use of Form S-3 (and any related qualification or compliance documents or information) covering the registration of all or part of the Registrable Securities held by such Holders, then the Company will, within 15 Business Days following receipt of the request, give written notice of the request to all Holders (and any related qualification or compliance documents or information) and will afford each Holder an opportunity to include in such registration statement all or any part of the Registrable Securities held by such Holder. Each Holder other than the Holders who delivered the written request pursuant to this Section 3.2 that wishes to include in any such registration statement all or part of the Registrable Securities held by it must send a written notice to the Company within 15 Business Days after receipt of the Company’s notice, stating the number and intended manner of disposition of the Registrable Securities to be included in the registration statement. Following this 15 Business Day period, the Company will, subject to the Underwriter Cutback and the provisions of Article 4, use its reasonable best efforts to effect, as soon as practicable, a registration on, at the Company’s option, the appropriate form (and to keep such registration effective for 6 months or such earlier time as all such Registrable Securities are sold pursuant to such registration) and such qualification or compliance documents or information as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the Registrable Securities as specified by the Holders.

3.3 U.S. Piggy-Back Registration

If the Company proposes to register any of its Common Shares or other equity securities (or securities convertible into equity securities) under the 1933 Act in connection with the public offering of such securities solely for cash (other than a Special Registration Statement or pursuant to a U.S. Long-Form Demand Registration or a U.S. Short-Form Demand Registration), the Company will, at all such times, promptly give each Holder written notice of such registration. Upon the written request of any Holder, given within 20 Business Days after receipt of such notice by the Holder, the Company will, subject to the Underwriter Cutback, use its reasonable best efforts to cause a registration statement that covers all of the Registrable Securities that each such Holder has requested to be registered to become effective under the 1933 Act.

3.4 U.S. Registration on Canadian IPO

The Company will not complete a Canadian IPO unless the Company provides notice to all Holders at least 25 Business Days prior to filing the preliminary prospectus. Each Holder who is a resident of the United States may, within 10 Business Days of receipt of such notice, send a written notice to the Company requiring that the Company register all or a part of the Registrable Securities issuable to such Holder upon the exchange or conversion of Preferred Shares held by such Holder. Following such 10 Business Day period, the Company will use its reasonable best efforts to effect such a registration as soon as practicable, and in any event shall file, prior to or concurrently with the completion of the Canadian IPO, a registration statement under the 1933 Act covering all of the Registrable Securities that the Holders specified in their respective requests and will use its reasonable best efforts to have such registration statement become effective.

ARTICLE 4

LIMITS ON QUALIFICATION AND REGISTRATION RIGHTS

4.1 Number of Demand Qualifications and Registrations

During the term of this Agreement, the Company is obligated to effect (as may be determined by the Holders):

(a)	two Canadian Demand Qualifications; and

(b)	two U.S. Long-Form Demand Registrations and six U.S. Short-Form Demand Registrations.

4.2 Exceptions to Qualification and Registration Rights

The Company:

(a)	is not required to effect a Canadian Demand Qualification, a U.S. Long-Form Demand Registration or a U.S. Short-Form Demand Registration:

(i)	for a period :

(A)	that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a firm commitment underwritten public offering of Common Shares in which the Holders of Registrable Securities are entitled to include (subject to the Underwriter Cutback) Registrable Securities pursuant to a Canadian Piggy-Back Qualification or a U.S. Piggy-Back Registration, provided that the Company can rely on this Section 4.2(a)(i)(A) no more than once in any twelve-month period; or

(B)	of up to 90 days if, at the time of the request of such qualification or registration, the Company is engaged in a self-tender or exchange offer, and the filing of a registration statement would cause a violation of the 1934 Act;

(ii)	during the 90-day period following the closing by the Company of a firm commitment underwritten public offering of Common Shares in which the Holders of Registrable Securities were entitled to include (subject to the Underwriter Cutback) Registrable Securities pursuant to a Canadian Piggy-Back Qualification or a U.S. Piggy-Back Registration; or

(iii)	in the case of:

(A)	a U.S. Long-Form Demand Registration, if the Registrable Securities that the Initiating Holders wish to have registered may be immediately registered by means of a U.S. Short-Form Demand Registration; or

(B)	a U.S. Short-Form Demand Registration, if an appropriate form for a U.S. Short-Form Demand Registration is not available for such offering;

(b)	is not required to effect a U.S. Short-Form Demand Registration if the anticipated aggregate net proceeds of the offering to such Holders are less than U.S.$500,000 (net of discounts and commissions) or if the Company at the request of Holders has effected a U.S. Short-Form Demand Registration within the previous six months;

(c)	may defer a Canadian Demand Qualification, a U.S. Long-Form Demand Registration or a U.S. Short-Form Demand Registration for a period of not more than 90 days, but only if:

(i)	the Company furnishes to the Holders requesting the qualification or registration a certificate signed by the President and Chief Executive Officer of the Company stating that, in the good faith judgment of the board of directors of the Company, effecting the qualification or registration would materially impede the ability of the Company to consummate a significant transaction (the 90-day deferral period beginning on the date that such certificate is sent to the Holders) or render the Company unable to comply with requirements under the 1933 Act or 1934 Act; and

(ii)	the Company has not deferred a filing in reliance on this section during the previous 12-month period; and

(d)	may defer a Canadian Demand Qualification, a U.S. Long-Form Demand Registration or a U.S. Short-Form Demand Registration if the board of directors of the Company determines in good faith that such qualification or registration would require the disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, until the earlier of:

(i)	10 days following the date upon which such material information is disclosed to the public or ceases to be material; and

(ii)	90 days after the date of the request of the Holders.

4.3 Notices of Conversion

In order to exercise any of its registration or qualification rights relating to Registrable Securities pursuant to this Agreement, each Holder shall, concurrently with their required notice to the Company, provide notices of conversion or exchange, if applicable, in respect of such Registrable Securities effective at any time prior to or at the time of filing of the final prospectus or registration statement, as the case may be.

ARTICLE 5

EXPENSES

5.1 Expenses

Subject to Section 5.2 and Section 5.3, to the fullest extent permitted by applicable law, the Company will bear all expenses relating to the qualification or registration of Registrable Securities pursuant to the terms hereof, including reasonable legal fees and expenses of one counsel to the Holders, and all registration, filing, printing, accounting and translation fees, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with Canadian Securities Laws, state securities or “blue sky” laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, and costs of insurance incurred in connection with all Canadian Demand Qualifications, U.S. Long-Form Demand Registrations, U.S. Short-Form Demand Registrations, all Canadian Piggy-Back Qualifications, and all U.S. Piggy-Back Registrations.

5.2 Expenses upon Withdrawal of Request

The Company is not required to pay for any expenses pursuant to Section 5.1 of any Canadian Demand Qualification, any U.S. Long-Form Demand Registration or any U.S. Short-Form Demand Registration if the qualification or registration request is subsequently withdrawn at any time at the request of the Holders of a majority of the Registrable Securities to be qualified or registered (in which case all participating Holders will bear such expenses), unless:

(a)	in the case of a U.S. Long-Form Demand Registration, the Company has not previously effected a U.S. Long-Form Demand Registration at the request of Holders of Registrable Securities, and the Holders of a majority of the Registrable Securities to be qualified or registered agree to forfeit their right to one U.S. Long-Form Demand Registration; or

(b)	at the time of any such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company (other than a change in market demand for its Common Shares or in the market price of the Common Shares) from that known to the Holders of a majority of the Registrable Securities to be qualified or registered at the time of their request, that makes the proposed offering unreasonable in the good faith judgment of a majority of the Holders of the Registrable Securities to be qualified or registered (in which case the withdrawn qualification or registration is deemed not to be a Canadian Demand Registration or a U.S. Long-Form Demand Registration for purposes of Section 4.1).

5.3 Underwriting Discounts and Commissions

All underwriting discounts and selling commissions relating to Registrable Securities included in any Canadian Demand Qualification, U.S. Long-Form Demand Registration, U.S. Short-Form Demand Registration, Canadian Piggy-Back Qualification or U.S. Piggy-Back Registration will be borne and paid ratably by the Holders whose Registrable Securities are so included.

ARTICLE 6

LOCK-UP AGREEMENTS

6.1 Lock-Up Agreements

If requested by the Company and the lead underwriter(s) in connection with a Qualified IPO, the Holders will enter into lock-up agreements pursuant to which they will not, for a period of not more than 180 days following the earlier of the effective date of the registration statement or the Receipt Date for a Qualified IPO, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Registrable Securities or other equity securities of the Company, except the Registrable Securities, if any, sold pursuant to Section 2.4 or Section 3.3 (whether such shares or any such securities are then owned by the Holder or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Shares or other securities, in cash, or otherwise, without the prior consent of the Company and the underwriter, but only if the officers, directors and all holders of more than 1% of the Common Shares (calculated for this purpose as if all securities convertible into or exercisable for Common Shares, directly or indirectly, are so converted or exercised) of the Company enter into lock-up agreements for the same or a longer period and on the same terms.

6.2 Permitted Transfers

Any lock-up agreement entered into pursuant to Section 6.1 will permit the transfer by a Holder of Registrable Securities to a member of such Holder’s Related Group so long as such transferee also agrees to enter into and be bound by a lock-up agreement pursuant to this Article 6.

6.3 Discretionary Waivers

Any discretionary waiver by the lead underwriter(s) of any lock-up agreement entered into with any holder of Common Shares will release each Holder from the provisions of such Holder’s lock-up agreement to the same extent.

ARTICLE 7

UNDERWRITING

7.1 Underwriting in Demand Qualification or Registration

If the Initiating Holders intend to distribute the Registrable Securities covered by their request for a Canadian Demand Qualification, a U.S. Long-Form Demand Registration or a U.S. Short-Form

Demand Registration by means of an underwriting, they will so advise the Company as part of their request for such qualification or registration, and the Company will include such information in the written notice to be provided to all other Holders. The right of any Holder to include its Registrable Securities in such qualification or registration is conditional upon such Holder’s participation in such underwriting (unless otherwise mutually agreed upon by the Initiating Holders (or requesting Holders in the case of a U.S. Short-Form Demand Registration)) to the extent provided in this Agreement. All parties proposing to distribute their securities through such underwriting will (together with the Company as required under this Agreement) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company and acceptable to the Initiating Holders (or initial Holders in the case of a U.S. Short-Form Demand Registration). If such underwriter is not reasonably acceptable to the Initiating Holders (or initial Holders in the case of a U.S. Short-Form Demand Registration), such Holders may select an underwriter or underwriters which is reasonably acceptable to the Company.

7.2 Underwriting in Piggy-Back Qualification or Registration

In connection with any offering pursuant to Section 2.4 or Section 3.3 involving an underwriting of Common Shares being issued by the Company, the Company will include in such underwriting any Registrable Securities that Holders wish to include, but only if such Holders accept the terms of the underwriting as agreed upon between the Company and the underwriter(s) selected by it.

7.3 Limitations

No Holder is required, in connection with any underwriting agreement entered into pursuant to Section 7.1 or Section 7.2, to make any representations or warranties or provide indemnification except as they relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, or except as may be required by the 1933 Act or the rules promulgated thereunder, or the rules and policies of an Recognized Stock Exchange on which the Company’s securities may be listed. The liability of any Holder in connection with such underwriting agreement is to be limited to an amount equal to the net proceeds received by such Holder from the offering (after deduction of all underwriters’ discounts and commissions paid by the Holder in connection with the offering).

7.4 Underwriter Cutback

If the underwriter for the offering in connection with:

(a)	a Canadian Demand Qualification, a U.S. Long-Form Demand Registration or a U.S. Short-Form Demand Registration advises the Initiating Holders (or requesting Holders, in the case of a U.S. Short-Form Demand Registration), advises (in writing) that it is of the opinion that inclusion of certain Registrable Securities would adversely affect the marketing of Common Shares to be underwritten, then the Initiating Holders (or requesting Holders, in the case of a U.S. Short-Form Demand Registration) will so advise the Company and all Holders of Registrable Securities that would otherwise be underwritten pursuant to this Agreement, and the Company is required to include in the qualification or registration only the number of Common Shares that the underwriter believes marketing factors allow; or

(b)	any offering pursuant to Section 2.4 or Section 3.3, advises (in writing) that it is of the opinion that inclusion of certain Registrable Securities would adversely affect the marketing of Common Shares to be underwritten, then the Company is required to include in the qualification or registration only the number of Common Shares that the underwriter believes marketing factors allow;

provided, however, that in each case ((a) and (b)), (i) the number of Registrable Securities included in the offering may not be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, and (ii) the number of Registrable Securities included in the offering may not be reduced below 33% of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering.

7.5 Allocation of Cutback

(a)	If the number of Common Shares to be included in a Canadian Demand Qualification, a U.S. Long-Form Demand Registration or a U.S. Short-Form Demand Registration is subject to an Underwriter Cutback pursuant to Section 7.4(a), the Common Shares that would otherwise be included will be reduced in the following order:

(i)	first, all Common Shares held by shareholders other than the Holders will be excluded from the offering to the extent required;

(ii)	second, if further limitation is required, then the number of Common Shares other than those issued on the conversion of Preferred Shares, or the exchange of Common Exchangeable Shares issued on conversion of Exchangeable Shares, will be reduced pro rata in accordance with the number of such shares held by each Holder of such shares; and

(iii)	third, if further limitation is required, then the number of Common Shares issued on the conversion of Preferred Shares, or the exchange of Common Exchangeable Shares issued on conversion of Exchangeable Shares, will be reduced pro rata in accordance with the number of such shares held by each Holder of such shares.

(b)	If the number of Common Shares to be included in a Canadian Piggy-Back Qualification or a U.S. Piggy-Back Registration is subject to an Underwriter Cutback pursuant to Section 7.4(b), the Common Shares that would otherwise be included will be reduced in the following order:

(i)	first, all Common Shares held by shareholders other than the Company and the Holders will be excluded from the offering to the extent required;

(ii)	second, if further limitation is required, then the number of Common Shares other than those issued on the conversion of Preferred Shares, or the exchange of Common Exchangeable Shares issued on conversion of Exchangeable Shares, will be reduced pro rata in accordance with the number of such shares held by each Holder of such shares; and

(iii)	third, if further limitation is required, then, subject to the 33% limitation set forth in Subsection 7.4(b), the number of Common Shares issued on the conversion of Preferred Shares, or the exchange of Common Exchangeable Shares issued on conversion of Exchangeable Shares, will be reduced pro rata in accordance with the number of such shares held by each Holder of such shares.

ARTICLE 8

OBLIGATIONS OF THE COMPANY

8.1 Effecting a Qualification or Registration

If the Company is required under this Agreement to use its reasonable best efforts to effect a:

(a)	Canadian Demand Qualification, the Company will, as expeditiously as reasonably possible, prepare and file with the Qualifying Jurisdictions a preliminary prospectus and a final prospectus with respect to such Registrable Securities and use, subject to the other provisions of this Agreement, its reasonable best efforts to obtain a receipt (or MRRS Receipt or similar document) in respect of the final prospectus and, upon the request of the Holders of a majority of the Registrable Securities qualified by the final prospectus, keep such final prospectus effective for up to 120 days or until such earlier time at which such Holders have informed the Company in writing that the distribution of their Common Shares has been completed;

(b)	U.S. Long-Form Demand Registration or a U.S. Short-Form Demand Registration, the Company will, as expeditiously as reasonably possible, prepare and file with the SEC a registration statement with respect to such Registrable Securities and use, subject to the other provisions of this Agreement, its reasonable best efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered under the registration statement, keep such registration statement effective for up to 120 days or until such earlier time at which such Holders have informed the Company in writing that the distribution of their Common Shares has been completed (such 120-day or shorter period, the “Effectiveness Period”).

8.2 Additional Obligations for Canadian Qualifications

In addition to its obligations under Section 8.1, if the Company is required to effect a Canadian Demand Qualification, the Company will:

(a)

use its reasonable best efforts to resolve any regulatory comments and satisfy any regulatory deficiencies in respect of the preliminary prospectus and, as soon as reasonably practicable after such comments or deficiencies have been resolved or satisfied, prepare and file, and use its reasonable best efforts to obtain a receipt (or MRRS Receipt or similar document) in the Qualifying Jurisdictions for, the final prospectus, and take all other steps and proceedings necessary in order to qualify the distribution of the Registrable Securities to the public as freely tradable securities in the Qualifying Jurisdictions;

(b)	ensure that the preliminary prospectus and final prospectus contain the disclosure required by, and conform in all material respects to the requirements of, the applicable provisions of Canadian Securities Laws and furnish to the Holders copies of each of the preliminary prospectus and final prospectus and such other documents as they may reasonably request to facilitate the disposition of Registrable Securities by them;

(c)	prepare and file with the securities regulatory authorities in the Qualifying Jurisdictions any amendments and supplements to the preliminary prospectus and final prospectus that may be necessary to comply with Canadian Securities Laws with respect to the distribution of all securities qualified by the preliminary prospectus and final prospectus;

(d)	in the case of an underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(e)	furnish, at the request of any Holder requesting qualification of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with an offering pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the Receipt Date:

(i)	an opinion or opinions, dated such date, of counsel representing the Company for the purposes of such offering, in form and substance as is customarily given by company counsel to the underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting qualification of Registrable Securities; and

(ii)	a letter dated such date, from the auditors of the Company, in form and substance as is customarily given by auditors to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting qualification of Registrable Securities, but only if such Holders have made such representations and furnished such undertakings as such auditors reasonably require providing such letter;

(f)	keep each Holder whose Registrable Securities are being qualified reasonably advised of the status of such qualification; and

(g)	apply for listing and use its reasonable best efforts to list the Registrable Securities being registered on any national securities exchange on which a class of the Company’s equity securities is listed or, if the Company does not have a class of equity securities listed on a national securities exchange, apply for qualification and use its reasonable best efforts to qualify the Registrable Securities being registered for inclusion on a Recognized Stock Exchange.

8.3 Additional Obligations for U.S. Registrations

In addition to its obligations under Section 8.1, if the Company is required under this Agreement to use its reasonable best efforts to effect the registration of any Registrable Securities, the Company will:

(a)	use its reasonable best efforts to resolve any regulatory comments and satisfy any regulatory deficiencies in respect of the registration statement and the prospectus used in connection with such registration statement and, as soon as reasonably practicable after such comments or deficiencies have been resolved or satisfied, prepare and file with the SEC such amendments and supplements to the registration statement and the prospectus used in connection with such registration statement, and use its reasonable best efforts to cause each such amendment and supplement to become effective, as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all Common Shares covered by such registration statement during the Effectiveness Period;

(b)	(i) not take any action that would cause Rule 172 of the 1933 Act (“Rule 172”) to be unavailable, (ii) advise the Holders promptly of any failure by the Company to satisfy the conditions of Rule 172 and (iii) promptly furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(c)	use its reasonable best efforts to register or qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such states and jurisdictions as is reasonably requested by the Holders except that the Company is not required in connection therewith or as a condition thereto to qualify to do business, subject itself to taxation or file a general consent to service of process in any such state or jurisdiction;

(d)	upon any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the lead underwriter(s) of such offering;

(e)	notify each Holder covered by such registration statement, at any time:

(i)	of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; or

(ii)	upon the occurrence or existence of any pending corporate development that, in the reasonable discretion of the Company, makes it appropriate to suspend the availability of the registration statement and the related prospectus.

In either of such cases, the Company will give written notice to the Holders that the availability of the registration is suspended (which notice need not specify the nature of the event giving rise to such suspension) and the Holders will immediately suspend any further sale of Registrable Securities pursuant to the registration. The Company will use its reasonable best efforts to amend or supplement as expeditiously as possible such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in this Section 8.3(e) (a “Suspension”), such Holder will discontinue its distribution of Registrable Securities until such Holder is advised in writing by the Company that such Suspension is no longer effective. For clarity, the Company will provide such written notice at such time when the Suspension is no longer effective. Provided that a Suspension is not in effect, any Holder may sell Registrable Securities under such registration statement upon compliance with such Holders’ obligations under this Section 8.3;

(f)	notify each Holder whose Registrable Securities are covered by such registration statement:

(i)	when the registration statement has become effective;

(ii)	when any post-effective amendment to the registration statement becomes effective; and

(iii)	of any request by the SEC for any amendment or supplement to the registration statement or prospectus or for additional information;

(g)	furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective:

(i)	an opinion or opinions, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given by company counsel to the underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities; and

(ii)	a letter dated such date, from the auditors of the Company, in form and substance as is customarily given by auditors to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, provided that such Holders have made such representations and furnished such undertakings as such accountants may reasonably require therefor;

(h)	apply for listing and use its reasonable best efforts to list the Registrable Securities being registered on any national securities exchange on which a class of the Company’s equity securities is listed or, if the Company does not have a class of equity securities listed on a national securities exchange, apply for qualification and use its reasonable best efforts to qualify the Registrable Securities being registered for inclusion on a Recognized Stock Exchange; and

(i)	without in any way limiting the types of registrations to which this Agreement applies, if the Company effects a “shelf registration” on Form S-1 or Form S-3 under Rule 415 promulgated under the 1933 Act, take all necessary action, including the filing of post-effective amendments, to permit the Holders to include their Registrable Securities in such registration in accordance with the terms of this Agreement.

8.4 Resales Under Rule 144

With a view to making available to the Holders the benefits of Rule 144 promulgated under the 1933 Act (“Rule 144”) and any other rule or regulation of the SEC that may at any time permit a Holder to sell Common Shares of the Company to the public without registration, and with a view to making it possible for Holders to have the resale of the Registrable Securities registered pursuant to a U.S. Short-Form Registration, the Company will:

(a)	use its reasonable best efforts to make and keep public information available, as those terms are understood and defined in Rule 144, at all times after 90 days following the effective date of the first registration statement filed by the Company under the 1933 Act for the offering of its Common Shares to the general public;

(b)	as soon as practicable after a U.S. IPO, take such action, including the voluntary registration of its Common Shares under Section 12 of the 1934 Act or compliance with the reporting requirements of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities;

(c)	use its reasonable best efforts, after a U.S. IPO, to file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act; and

(d)	furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon written request:

(i)	a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or as to its qualification as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies);

(ii)	a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and

(iii)	such other documents as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such Common Shares without registration or pursuant to such form.

8.5 Furnish Information

The obligations of the Company to take any action pursuant to this Agreement in respect of the Registrable Securities of any Holder is conditional upon such Holder furnishing to the Company such information regarding itself, the Registrable Securities and the intended method of disposition of such securities, as is required to effect the registration or qualification of Registrable Securities.

8.6 No Obligation to Complete Offering

The Company is under no obligation to complete any offering of its securities it proposes to make in connection with a Canadian Piggy-Back Qualification or a U.S. Piggy-Back Qualification and will incur no liability to any Holder for its failure to do so.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by Company

(a)	If any Registrable Securities are included in a prospectus or a registration statement under this Agreement, the Company will indemnify and hold harmless each Holder, the officers, directors, partners, limited partners, members, Affiliates, agents and employees of each Holder, any underwriter (within the meaning of the 1933 Act or the 1934 Act or under Canadian Securities Laws) for such Holder and each person, if any, that controls such Holder or underwriter (within the meaning of the 1933 Act or the 1934 Act or under Canadian Securities Laws), against any losses (other than loss of profit), claims, damages or liabilities (joint or several) to which they may become subject under the 1933 Act, the 1934 Act, Canadian Securities Laws or any other federal, provincial or state law, insofar as such losses, claims, damages or liabilities (or actions in respect of them) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”):

(i)	any untrue statement or alleged untrue statement of a material fact contained in such prospectus or registration statement (including any preliminary prospectus or final prospectus contained in the registration statement) or any amendments or supplements to them;

(ii)	the omission or alleged omission to state in the prospectus or registration statement (including any preliminary or final prospectus contained in the registration statement) a material fact required to be stated in it or necessary to make the statements in it, in light of the circumstances in which they were made, not misleading; or

(iii)	any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities law, any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law or Canadian Securities Laws in connection with any matter relating to such prospectus or registration statement.

(b)	The Company will reimburse each such Holder, officer, director, partner, limited partner, member, Affiliate, agent, employee, underwriter or controlling person for any legal or other out-of-pocket expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action.

(c)	The Company is not liable under the indemnity contained in this Section 9.1:

(i)	in respect of amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent may not be unreasonably withheld, delayed or conditioned);

(ii)	to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such qualification or registration by or on behalf of such Holder, underwriter or controlling person; or

(iii)	in the case of a sale effected directly by a Holder of Registrable Securities (including a sale of such Registrable Securities through any underwriter retained by such Holder engaging in a distribution solely on behalf of such Holder), where:

(A)	such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus; and

(B)	in the event the Company has advised such Holder in writing that the Company does not meet the conditions for using Rule 172 and the Company has provided such Holder with a copy of a corrected final or amended prospectus and such Holder failed to deliver a copy of such final or amended prospectus at or prior to the confirmation of the sale of the Registrable Securities to the person asserting any such loss, claim, damage or liability.

9.2 Indemnification by Holder

(a)	Each Holder that includes any Registrable Securities in any prospectus or registration statement will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the prospectus or registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act or Canadian Securities Laws, each employee, agent, and any underwriter for the Company, and any other Holder selling securities in such prospectus or registration statement or any of its directors, officers, partners, limited partners, members, agents or employees or any person who controls such Holder or such other shareholder or such underwriter, against any losses (other than loss of profits), claims, damages, or liabilities (joint or several) to which the Company or any such director, officer, controlling person, employee, agent, underwriter or controlling person, or other such Holder, shareholder, director, officer or controlling person may become subject, under the 1933 Act, the 1934 Act, Canadian Securities Laws or other federal, provincial or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case only to the extent that such Violation occurs in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such qualification or registration.

(b)	Each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, agent, underwriter or controlling person, other Holder, officer, director, partner, limited partner, member, agent, employee, or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action.

(c)	The liability of any Holder under this indemnity is limited to the amount of net proceeds (after deduction of all underwriters’ discounts and commissions paid by such Holder in connection with the qualification or registration in question) received by such Holder in the offering giving rise to the Violation, except in the case of fraud or willful misconduct by such Holder.

(d)	A Holder is not liable under the indemnity contained in this Section 9.2:

(i)	in respect of amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent may not be unreasonably withheld, delayed or conditioned);

(ii)	in the case of a sale effected directly by the Company of its Common Shares (including a sale of such Common Shares through any underwriter retained by the Company to engage in a distribution solely on behalf of the Company), where:

(A)	such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus; and

(B)	the Company failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the securities to the person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the 1933 Act or Canadian Securities Laws.

(e)	The obligations of the Holders under this indemnity are several, not joint or joint and several.

9.3 Indemnification Procedure

(a)	Promptly after receipt by an indemnified party under this Article of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect of such action is to be made against any indemnifying party under this Article, deliver to the indemnifying party a written notice of the commencement of the action, and the indemnifying party may participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, assume and control the defense of such action with counsel mutually satisfactory to the parties.

(b)	An indemnified party may retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests, as reasonably determined by either party, between such indemnified party and any other party represented by such counsel in such proceeding.

(c)	The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, will relieve such indemnifying party of any liability to the indemnified party under this Article to the extent of such prejudice, but the omission to deliver written notice to the indemnifying party does not relieve it of any liability that it may have to any indemnified party otherwise than under this Article.

9.4 Contribution

If the indemnification provided for in this Article 9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to in this Agreement, then the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Shares offered by the registration statement bears to the public offering price of all securities offered by such registration statement, and the Company is responsible for the remaining portion; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the amount of net proceeds (after deduction of all underwriters’ discounts and commissions paid by such Holder in connection with the qualification or registration in question) received by such Holder in the offering giving rise to the events described in this Section 9.4, except in the case of fraud or willful misconduct by such Holder; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. The relative fault of the indemnifying party and of the indemnified party is to be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

9.5 Survival of Indemnities

The obligations of the Company, the Holders under this Article survive the completion of any offering of Registrable Securities under a prospectus or in a registration statement whether under this Agreement or otherwise. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

ARTICLE 10

ASSIGNMENT OF REGISTRATION RIGHTS

10.1 Assignment

The rights of the Holders under this Agreement may be assigned by any Holder: (i) to any member of the Related Group of the Holder; (ii) to any partner (current or former), member or stockholder of such Holder or transferee or an account managed or advised by the manager or adviser of such Holder or transferee who acquires Preferred Shares from the Holder; (iii) to a trust in respect of which such Holder serves as trustee, provided however that the trust instrument governing such trust shall provide that such Holder, as trustee, shall retain sole and exclusive control over the voting and disposition of such rights until the termination of this Agreement; or (iv) to any transferee that acquires at least 1,500,000 of the Preferred Shares owned by a Holder.

10.2 Conditions to Transfer from a Holder

Any transferee to whom rights under this Agreement are transferred from a Holder:

(a)	as a condition to such transfer, will promptly deliver to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon Holders under this Agreement to the same extent as if such transferee were a Holder under this Agreement; and

(b)	is deemed to be a Holder under this Agreement.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1 Limitations on Subsequent Registration Rights

From and after the date of this Agreement, the Company will not, without prior Holder Approval, enter into any agreement with any holder or prospective holder of any securities of the Company granting to such holder or prospective holder registration rights unless such rights granted to such holders are junior in all respects to the rights granted to the Holders pursuant to this agreement.

11.2 No Prior Registration Rights

The Company represents and warrants to the Holders that, other than the Prior Agreement, no qualification or registration rights relating to securities of the Company have been granted by the Company prior to, or are being granted concurrently with, the execution of this Agreement.

11.3 Amending or Supplementing Prospectuses or Registration Statements

Whenever a distribution under a prospectus qualifying Registrable Securities pursuant to this Agreement has not been completed, or a registration statement covering Registrable Securities pursuant to this Agreement is effective, and the Company determines that, based upon advice of counsel, such prospectus or registration statement requires amendment or supplementing, the Company will notify all Holders of such fact and will promptly cause such prospectus or registration statement to be amended or supplemented, as the case may be, and will notify all Holders when such amendment or supplement has been filed and, as to any such amendment of a registration statement, declared effective. Holders will not sell any Registrable Securities until such latter notice is provided. If the board of directors of the Company determines in its reasonable discretion that it would not be in the best interests of the Company to so amend or supplement the prospectus or registration statement at such time, the Company is entitled to delay the filing of such amendment or supplement for a period not to exceed 60 days.

11.4 Termination of Registration Rights

The qualification and registration obligations of the Company pursuant to this Agreement terminate, with respect to any Holder, on the earlier of:

(a)	the date that is five years following the date of a Qualified IPO; and

(b)	the date upon which all of the Holder’s Registrable Securities may be resold pursuant to Rule 144 under the 1933 Act without regard to the limitations on the amount of securities that may be sold in a given period under Rule 144(e) (or any successor provision thereto).

11.5 Merger, Etc.

Upon any merger, amalgamation, consolidation, arrangement or other reorganization involving the Company in which Holders receive, in exchange for their Registrable Securities, securities of any entity that are not freely tradable, the rights of the Holders under this Agreement remain in effect except that such rights relate to the securities received by the Holders upon such exchange.

ARTICLE 12

GENERAL

12.1 Notices

All notices, requests, consents and demands must be in writing and must be personally delivered (effective upon receipt), faxed (effective upon receipt of the fax in complete, readable form), or sent via a reputable overnight courier service (effective the following Business Day), to the Company at:

if to the Company or the Canadian Company, at:

Suite 600 – 555 West 12th Avenue

V5Z 3X7 Canada

Attention:         David Main

Facsimile:         (778) 331-4486

with a copy sent at the same time and by the same means to each of:

McCarthy Tétrault LLP

777 Dunsmuir Street Suite 1300

PO Box 10424 Pacific Centre

Vancouver BC V7Y 1K2

Attention:         Robin Mahood

Facsimile:         (604) 622-5796

Cooley LLP

719 Second Avenue

Suite 900

Seattle, WA 98104

Attention:         Gordon Empey

Facsimile:         (206) 452-8800

or to the Investors at their respective addresses set out on Schedule A or Schedule B hereto, or, in any case, as notified in writing to the other parties to this Agreement,

with a copy sent at the same time and by the same means to:

Ropes & Gray LLP

1900 University Avenue, 6th Floor

East Palo Alto, CA 94303

Attention: Lowell A. Segal

Facsimile: 650-566-4244

and

Blake, Cassels & Graydon LLP

199 Bay Street

Suite 4000, Commerce Court West

Toronto ON M5L 1A9

Attention: Cheryl L. Satin

Facsimile: 416-863-2653

12.2 Amendments, Waivers and Consents

Modifications or amendments to this Agreement may be made, and compliance with any covenant or provision of this Agreement may be omitted or waived, if the Company agrees to such modification, amendment or waiver and the Company:

(a)	obtains the consent in writing from Holders holding or having the right to acquire in the aggregate at least 60% of the Registrable Securities; and

(b)	in each such case, deliver copies of such consent in writing to any Holders who did not execute the consent,

but only if no Holder, without its consent, is adversely affected by any such modification, amendment or waiver in any manner in which the other Holders are not likewise adversely affected.

12.3 Binding Effect

This Agreement enures to the benefit of and is binding upon the heirs, executors, personal representatives, successors (including any successor by reason of amalgamation of any party) and permitted assigns of the parties to this Agreement.

12.4 Assignment by Company

The Company may not assign its obligations under this Agreement or any interest in this Agreement without obtaining the prior written consent of Holders holding or having the right to acquire in the aggregate at least 60% of the Registrable Securities.

12.5 Execution and Delivery

This Agreement may be executed by the parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.

12.6 Specific Performance

The Company recognizes that the rights of the Holders under this Agreement are unique and, accordingly, the Holders will, in addition to such other remedies available to them at law or in equity, have the right to enforce their rights under this Agreement by actions for injunctive relief and specific performance to the extent permitted by law. This Agreement is not intended to limit or abridge any rights of the Holders that exist apart from this Agreement.

12.7 Independent Legal Advice

Each of the parties to this Agreement acknowledge and agree that McCarthy Tétrault LLP and Cooley LLP have acted as counsel only to the Companies, and that McCarthy Tétrault LLPand Cooley LLP are not protecting the rights and interests of any other party to this Agreement. The other parties to this Agreement acknowledge and agree that the Companies, McCarthy Tétrault LLP and Cooley LLP have given them the opportunity to seek, and have recommended that such parties obtain, independent legal advice with respect to the subject matter of this Agreement and the other transaction documents and, further, each of the other parties hereby represent and warrant to the Companies, McCarthy Tétrault LLP and Cooley LLP that such party has sought independent legal advice or waives such advice.

12.8 Effect on Prior Agreement

The Prior Agreement is hereby amended in its entirety and restated herein. The Holders (as defined in the Prior Agreement) that do not execute this Agreement shall nonetheless be a party to and bound by this Agreement by reason of their execution of the Prior Agreement. All provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect.

IN WITNESS WHEREOF, the parties have duly executed this Agreement.

[signature pages follow]

AQUINOX PHARMACEUTICALS (USA) INC.		JOHNSON & JOHNSON DEVELOPMENT CORPORATION

Per:	/s/ David Main	Per:	/s/ Asish K. Xavier
	(Authorized Signatory)		Asish K. Xavier, Ph.D.
Principal/Executive Director, Venture
Investments
VENTURES WEST 8 LIMITED
PARTNERSHIP, by its General Partner,		B.C. ADVANTAGE FUNDS (VCC) LTD.
Ventures West 8 Management Ltd.

Per:	/s/ Illegible
	(Authorized Signatory)	Per:	/s/ Illegible
(Authorized Signatory)
Per:	/s/ Illegible
(Authorized Signatory)

14159, L.P.		BAKER BROTHERS LIFE SCIENCES, L.P.
By:	BAKER BROS. ADVISORS, LLC,	By:	BAKER BROS. ADVISORS, LLC,
	management company and investment adviser		management company and investment
	to 14159, L.P., pursuant to authority granted to		adviser to Baker Brothers Life Sciences,
	it by 14159 Capital, L.P., general partner to		L.P., pursuant to authority granted to it
	14159, L.P., and not as the general partner.		by Baker Brothers Life Sciences Capital,
L.P., general partner to Baker Brothers
By:	/s/ Scott Lessing		Life Sciences, L.P., and not as the
	Name: Scott Lessing		general partner.
Title: President
		By:	/s/ Scott Lessing
Name: Scott Lessing
Title: President

BAKER BROS. INVESTMENTS II, L.P.		667, L.P.
By:	BAKER BROS. ADVISORS, LLC,	By:	BAKER BROS. ADVISORS, LLC,
	management company and investment		management company and investment adviser
	adviser to BAKER BROS. INVESTMENTS		to 667, L.P., pursuant to authority granted to it
	II, L.P., pursuant to authority granted to it by		by Baker Biotech Capital, L.P., general
	Baker Bros. Capital, L.P., general partner to		partner to 667, L.P., and not as the general
	Baker Bros. Investments II,, L.P., and not as		partner.
the general partner.

		By:	/s/ Scott Lessing
By:	/s/ Scott Lessing		Name: Scott Lessing
	Name: Scott Lessing		Title: President
Title: President

[Signature Page to Amended and Restated Qualification and Registration Rights Agreement]

AUGMENT INVESTMENTS LTD.

Per:	/s/ Egor Rulkor
Egor Rulkor
Attorney in Fact by Power of Atttorney

PFIZER INC.

Per:	/s/ Barbara Dalton
(Authorized Signatory)

[Signature Page to Amended and Restated Qualification and Registration Rights Agreement]

SCHEDULE A

SERIES A INVESTORS

Series A Investors	Address
Johnson & Johnson Development Corporation	410 George Street, New Brunswick, NJ 08901
Baker Bros. Investments II, L.P.	667 Madison Avenue 17th Floor, New York, NY 10021
667, L.P.	667 Madison Avenue 17th Floor, New York, NY 10021
14159, L.P.	667 Madison Avenue 17th Floor, New York, NY 10021
Baker Brothers Life Sciences, L.P.	667 Madison Avenue 17th Floor, New York, NY 10021
Ventures West 8 Limited Partnership	Suite 2500—1066 West Hastings Street, Vancouver, B.C. V6E 3X1, Fax: 604-687-2145
B.C. Advantage Funds (VCC) Ltd.	Suite 1280, 885 W. Georgia St., Vancouver BC, V6C 3E8, Fax: (604) 688-6166

SERIES B INVESTORS

Series B Investors	Address
Johnson & Johnson Development Corporation	410 George Street, New Brunswick, NJ 08901
Baker Bros. Investments II, L.P.	667 Madison Avenue 17th Floor, New York, NY 10021
667, L.P.	667 Madison Avenue 17th Floor, New York, NY 10021
14159, L.P.	667 Madison Avenue 17th Floor, New York, NY 10021
Baker Brothers Life Sciences, L.P.	667 Madison Avenue 17th Floor, New York, NY 10021
Ventures West 8 Limited Partnership	Suite 2500—1066 West Hastings Street, Vancouver, B.C. V6E 3X1, Fax: 604-687-2145
B.C. Advantage Funds (VCC) Ltd.	Suite 1280, 885 W. Georgia St., Vancouver BC, V6C 3E8, Fax: (604) 688-6166
Pfizer Inc.	235 East 42nd Street, New York , NY 10017

SERIES C INVESTORS

Series C Investors	Address
Augment Investments, Ltd.	15 Dimokritou, PANARETOS ELIANA COMPLEX, office/flat 104, 4041 Potamos Germasogeias, Limassol, Cyprus

SCHEDULE B

to the Aquinox Pharmaceuticals (USA) Inc.,

Amended and Restated Qualification and Registration Rights Agreement

COUNTERPART SIGNATURE PAGE

THE UNDERSIGNED, —, has purchased [— shares of Series — Preferred Stock of Aquinox Pharmaceuticals (USA) Inc.,] [— Exchangeable Shares of Aquinox Pharmaceuticals Inc.] , and hereby undertakes and agrees to become a party to and to be bound by the terms and conditions of the Amended and Restated Qualification and Registration Rights Agreement made between Aquinox Pharmaceuticals (USA) Inc., and certain of its shareholders on or about the — day of March, 2013, a copy of which agreement the undersigned acknowledges having received.

IN WITNESS WHEREOF this                 day of                     ,                         .

Shareholder
By:
Name:
Title:
Address:

Name and class of shares held:	_________________